EXECUTION COPY

TABLE OF CONTENTS

Domestic Custody Agreement			1

1.	INTENTION OF THE PARTIES; DEFINITIONS		1
	1.1	Intention of the Parties	1
	1.2	Definitions; Interpretation	1

2.	What J.P. Morgan is Required to Do		3
	2.1	Set Up Accounts	3
	2.2	Cash Account	4
	2.3	Segregation of Assets; Nominee Name	4
	2.4	Settlement of Transactions	5
	2.5	Contractual Settlement Date Accounting	5
	2.6	Actual Settlement Date Accounting	6
	2.7	Income Collection	6
	2.8	Miscellaneous Administrative Duties	6
	2.9	Corporate Actions	7
	2.10	Class Action Litigation	7
	2.11	Proxies	7
	2.12	Statements of Account	8
	2.13	Access to J.P. Morgan’s Records	9
	2.14	Tax Relief Services	9
	2.15	Notification	9

3.	Instructions		9
	3.1	Acting on Instructions; Method of Instruction and Unclear Instructions	9
	3.2	Verification and Security Procedures	10
	3.3	Instructions Contrary to Law/Market Practice	10
	3.4	Cut-Off Times	10
	3.5	Electronic Access	10

4.	Fees, Expenses and Other Amounts Owing to J.P. Morgan		10
	4.1	Fees and Expenses	10
	4.2	Overdrafts	11
	4.3	J.P. Morgan’s Right Over Securities; Set-off	11

5.	Securities Depositories		12
	5.1	Use of Securities Depositories	12

6.	Additional Provisions		12
	6.1	Representations of the Customer and J.P. Morgan	12
	6.2	The Customer is Liable to J.P. Morgan Even if it is Acting for Another Person	13

7.	When J.P. Morgan is Liable to the Customer		13
	7.1	Standard of Care; Liability	13
	7.2	Force Majeure	14
	7.3	J.P. Morgan May Consult With Counsel	14
	7.4	J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result	14
	7.5	Assets Held Outside J.P. Morgan’s Control	15
	7.6	Ancillary Services	15

8.	Taxation		15
	8.1	Tax Obligations	15
	8.2	Tax Relief Services With Respect to American Depository Receipts	16

9.	Termination		16
	9.1	Term and Termination	16
	9.2	Exit Procedure	17

10.	Miscellaneous		17
	10.1	Notifications	17
	10.2	Successors and Assigns	18
	10.3	Entire Agreement	18
	10.4	Insurance	18
	10.5	Security Holding Disclosure	18
	10.6	USA PATRIOT Act Disclosure	18
	10.7	Governing Law and Jurisdiction	19
	10.8	Severability; Waiver; and Survival	19
	10.9	Confidentiality	19
	10.10	Counterparts	20
	10.11	No Third Party Beneficiaries	20
	SCHEDULE 1 Form of Board Resolution		21
	ANNEX A Electronic Access		22

Domestic Custody Agreement

This Agreement, dated [DATE] is between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“J.P. Morgan”), with a place of business at One Chase Manhattan Plaza, New York, NY 10005, ; and JPM MMAC HOLDINGS LTD (the “Customer”) with a place of business at 270 Park Ave, New York, NY 10017.

1.	INTENTION OF THE PARTIES; DEFINITIONS

1.1	Intention of the Parties

(a)	This Agreement sets out the terms on which J.P. Morgan will provide custodial, settlement and other associated services to the Customer. J.P. Morgan will be responsible for the performance of only those duties expressly set forth in this Agreement.

(b)	The Customer acknowledges that J.P. Morgan is not providing any legal, tax or investment advice in providing the services under this Agreement.

(c)	It is the intention of the parties that the services offered by J.P. Morgan under this Agreement with respect to the custody of Securities and related settlement services will be limited to Securities that are issued in the United States (“U.S.”) by an issuer that is organized under the laws of the U.S. or any state thereof, or that are both traded in the U.S. and eligible for deposit in a U.S. Securities Depository.

(d)	The terms and conditions of this Agreement are applicable only to the services which are specified in this Agreement.

1.2	Definitions; Interpretation

(a)	As used herein, the following terms have the meaning hereinafter stated.

“Account” has the meaning set forth in Section 2.1 of this Agreement.

“Affiliate” means an entity controlling, controlled by, or under common control with, JPMorgan Chase & Co.

“Applicable Law” means any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

“Authorized Person” means any person who has been designated by written notice from the Customer in the form as provided by J.P. Morgan (or by written notice in the form as provided by J.P. Morgan from any agent designated by the Customer, including, without limitation, an investment manager) to act on behalf of the Customer under this Agreement and any person who has been given an access code by a security administrator appointed by the Customer which allows the provision of Instructions. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives and has had reasonable time to act upon Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.

Domestic Custody Agreement - New York - General May 2012

“Cash Account” has the meaning set forth in Section 2.1(a)(ii).

“Confidential Information” means and includes all non-public information concerning the Customer or the Accounts which J.P. Morgan receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than J.P. Morgan’s breach of the terms of this Agreement or information which J.P. Morgan obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.

“Corporate Action” means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account that requires discretionary action by the beneficial owner of the Security, but does not include rights with respect to class action litigation or proxy voting.

“Entitlement Holder” means the person named on the records of a Securities Intermediary as the person having a Securities Entitlement against the Securities Intermediary.

“Financial Asset” means a Security and refers, as the context requires, either to the asset itself or to the means by which a person’s claim to it is evidenced, including a Security, a security certificate or a Securities Entitlement. “Financial Asset” does not include cash.

“Instruction” means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which J.P. Morgan believes in good faith to have been given by an Authorized Person.

“J.P. Morgan Indemnitees” means J.P. Morgan, its Affiliates its nominees, directors, officers, employees and agents.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on J.P. Morgan’s income), or expenses of any kind whatsoever (whether actual or contingent and including, without limitation, reasonable and documented attorneys’, accountants’, consultants’ or experts’ fees and disbursements and, where relevant, any and all amounts owing to J.P. Morgan by the Customer’s counterparty in connection with collateral/control accounts established at J.P. Morgan pursuant to the Customer’s Instruction) outstanding from time to time.

“Securities” means shares, stocks, debentures, bonds, notes or other like obligations, whether issued in certificated or uncertificated form, and any certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same that are commonly traded or dealt in on securities exchanges or financial markets and any other property as may be acceptable to J.P. Morgan for the Securities Account.

“Securities Account” means each Securities custody account on J.P. Morgan’s records to which Financial Assets are or may be credited under this Agreement.

“Securities Depository” means any securities depository, dematerialized book entry system or similar system for the central handling of Securities, whether or not acting in that capacity.

Domestic Custody Agreement - New York - General May 2012

“Securities Entitlement” means the rights and property interests of an Entitlement Holder with respect to a Financial Asset as set forth in Part 5 of Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.

“Securities Intermediary” means J.P. Morgan, a Securities Depository and any other financial institution which in the ordinary course of business maintains Securities custody accounts for others and acts in that capacity.

“Security Procedure” means security procedure to be followed by the Customer upon the issuance of an Instruction and/or by J.P. Morgan upon the receipt of an Instruction, so as to enable J.P. Morgan to verify that such Instruction is authorized, as set forth in service level documentation in effect from time to time between the parties with respect to the services set forth in this Agreement, or as otherwise agreed in writing by the parties. A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption or telephone call backs, and may be updated by J.P. Morgan from time to time upon notice to the Customer. The Customer acknowledges that the Security Procedure is designed to verify the authenticity of, and not detect errors in, Instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of the Customer through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures shall be deemed to be an authorized Instruction.

(b)	Headings are for reference and convenience only and are not intended to affect interpretation.

(c)	References to Articles and Sections are to Articles and Sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the Sections and paragraphs of the sub-sections in which they appear.

(d)	Unless the context requires otherwise, references in this Agreement to “persons” shall include legal as well as natural entities; references importing the singular shall include the plural (and vice versa); use of the generic masculine pronoun shall include the feminine; use of the term “including” shall be deemed to mean “including but not limited to,” and references to appendices and numbered sections shall be to such addenda and provisions herein; all such addenda are hereby incorporated in this Agreement by reference.

2.	What J.P. Morgan is Required to Do

2.1	Set Up Accounts

(a)	J.P. Morgan will establish and maintain the following accounts (“Accounts”):

(i)	one or more Securities Accounts in the name of the Customer (or in another name requested by the Customer that is acceptable to J.P. Morgan) for Financial Assets, which may be held by J.P. Morgan or a Securities Depository for J.P. Morgan on behalf of the Customer, including as an Entitlement Holder; and

(ii)	one or more accounts in the name of the Customer (or in another name requested by the Customer that is acceptable to J.P. Morgan) (“Cash Account”) for any and all cash received by or on behalf of J.P. Morgan for the account of the Customer.

Domestic Custody Agreement - New York - General May 2012

(b)	At the request of the Customer, additional Accounts may be opened in the future, and such additional Accounts shall be subject to the terms of this Agreement.

(c)	In the event that the Customer requests the opening of any additional Account for the purpose of holding collateral pledged by the Customer to a securities exchange, clearing corporation, or other central counterparty (a “Counterparty”) to secure trading activity by the Customer, or the pledge to a Counterparty of cash or individual Securities held in an Account, that Account (or the pledged cash or Securities) shall be subject to the collateral arrangements in effect between J.P. Morgan and the Counterparty in addition to the terms of this Agreement.

(d)	J.P. Morgan’s obligation to open Accounts pursuant to Section 2.1(a) is conditional upon J.P. Morgan receiving such of the following documents as J.P. Morgan may require:

(i)	a certified copy of the Customer’s constitutional documents as currently in force;

(ii)	evidence reasonably satisfactory to J.P. Morgan of the due authorization and execution of this Agreement by the Customer (for example by a certified copy of a resolution of the Customer’s board of directors or equivalent governing body, substantially in the form set out in Schedule 1);

(iii)	J.P. Morgan’s standard form fund manager mandate completed by the fund manager designated by the Customer; and

(iv)	in the case of any Account opened in a name not that of the Customer, documentation with respect to that name similar to that set forth in sub-sections (i) - (iii).

2.2	Cash Account

(a)	Any amount standing to the credit of the Cash Account will be deposited during the period it is credited to the Accounts in one or more deposit accounts at J.P. Morgan and will constitute a debt owing to the Customer by J.P. Morgan as a banker.

(b)	Any amounts credited by J.P. Morgan to the Cash Account on the basis of a notice or an interim credit from a third party, may be reversed if J.P. Morgan does not receive final payment in a timely manner. J.P. Morgan will notify the Customer promptly of any such reversal.

(c

2.3	Segregation of Assets; Nominee Name

(a)	J.P. Morgan will identify in its books that Financial Assets credited to the Customer’s Securities Account belong to the Customer (except as otherwise may be agreed by J.P. Morgan and the Customer).

Domestic Custody Agreement - New York - General May 2012

(b)	J.P. Morgan is authorized, in its discretion:

(i)	to hold in bearer form, such Financial Assets as are customarily held in bearer form or are delivered to J.P. Morgan in bearer form;

(ii)	to hold Securities in or deposit Securities with any Securities Depository;

(iii)	to hold Securities in omnibus accounts on a fungible basis and to accept delivery of Securities of the same class and denomination as those deposited with J.P. Morgan;

(iv)	to register in the name of the Customer, J.P. Morgan, a Securities Depository, or their respective nominees, such Financial Assets as are customarily held in registered form; and

(v)	to decline to accept any asset or property which it deems to be unsuitable or inconsistent with its custodial operations.

2.4	Settlement of Transactions

Subject to Article 3 and Section 4.2 of this Agreement, J.P. Morgan will act in accordance with Instructions with respect to settlement of transactions. Settlement will be conducted in accordance with prevailing standards of the market in which the transaction occurs. Without limiting the generality of the foregoing, the Customer authorizes J.P. Morgan to deliver Securities or payment in accordance with applicable market practice in advance of receipt or settlement of consideration expected in connection with such delivery or payment, and the Customer acknowledges and agrees that such action alone will not of itself constitute negligence, fraud, or willful misconduct of J.P. Morgan, and the risk of loss arising from any such action will be borne by the Customer. In the case of the failure of the Customer’s counterparty (or other appropriate party) to deliver the expected consideration as agreed, J.P. Morgan will notify the Customer of such failure. If the Customer’s counterparty continues to fail to deliver the expected consideration, J.P. Morgan will provide information reasonably requested by the Customer that J.P. Morgan has in its possession to allow the Customer to enforce rights that the Customer has against the Customer’s counterparty, but J.P. Morgan will not be obliged to institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action. J.P. Morgan may, but shall not be obliged to, make available to the Customer from time to time special settlement services (including continuous linked settlement) for transactions involving Financial Assets, cash, foreign exchange, and other instruments or contracts. The Customer shall comply, and shall cause its Authorized Persons to comply, with the requirements of any external settlement agency through which such settlements may be processed, including, without limitation, its rules and by-laws, where applicable.

2.5	Contractual Settlement Date Accounting

(a)	J.P. Morgan will effect book entries on a contractual settlement date accounting basis as described below with respect to the settlement for those Financial Assets and transactions as to which J.P. Morgan customarily offers contractual settlement date accounting. J.P. Morgan reserves the right to restrict in good faith the availability of contractual settlement date accounting for credit or operational reasons.

(i)	Sales: On the settlement date for a sale, J.P. Morgan will credit the Cash Account with the proceeds of the sale and, if not already delivered, transfer the relevant Financial Assets to an account at J.P. Morgan pending settlement of the transaction.

Domestic Custody Agreement - New York - General May 2012

(ii)	Purchases: On the settlement date for a purchase (or earlier, if market practice requires delivery of the purchase price before the settlement date), J.P. Morgan will debit the Cash Account for the settlement amount and credit a separate account at J.P. Morgan. J.P. Morgan will then post the Securities Account as awaiting receipt of the expected Financial Assets. The Customer will not be entitled to the delivery of Financial Assets until J.P. Morgan actually receives them.

Upon request, J.P. Morgan shall provide the Customer with a list of those markets for which it provides contractual settlement date accounting. J.P. Morgan may add markets to or remove markets from such list upon reasonable notice to the Customer.

(b)	J.P. Morgan may reverse any debit or credit made pursuant to Section 2.5(a) prior to a transaction’s actual settlement upon notice to the Customer in cases where J.P. Morgan reasonably believes that the transaction will not settle in the ordinary course within a reasonable time. The Customer will be responsible for any costs or Liabilities resulting from such reversal. The Customer acknowledges that the procedures described in Section 2.5 are of an administrative nature, and J.P. Morgan does not undertake to make loans and/or Financial Assets available to the Customer.

2.6	Actual Settlement Date Accounting

With respect to settlement of a transaction that is not posted to the Account on the contractual settlement date as referred to in Section 2.5, J.P. Morgan will post the transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received and settled by J.P. Morgan.

2.7	Income Collection

(a)	J.P. Morgan will credit the Account with income on Financial Assets, net of any taxes withheld by J.P. Morgan or any third party, only after actual receipt and reconciliation by J.P. Morgan.

(d)	J.P. Morgan will make good faith efforts to contact appropriate parties to collect unpaid interest, dividends or redemption proceeds and notify the Customer of the late payment, but J.P. Morgan will not be obliged to file any formal notice of default, institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action.

2.8	Miscellaneous Administrative Duties

(a)	Until J.P. Morgan receives Instructions to the contrary, J.P. Morgan will:

(i)	present all Financial Assets for which J.P. Morgan has received notice of a call for redemption or that have otherwise matured, and all income and interest coupons and other income items that call for payment upon presentation;

(ii)	execute in the name of the Customer such certificates as may be required to obtain payment in respect of Financial Assets; and

Domestic Custody Agreement - New York - General May 2012

(iii)	exchange interim or temporary documents of title held in the Securities Account for definitive documents of title.

(b)	In the event that, as a result of holding of Financial Assets in an omnibus account, the Customer receives fractional interests in Financial Assets arising out of a Corporate Action or class action litigation, J.P. Morgan will credit the Customer with the amount of cash it would have received had the Financial Assets not been held in an omnibus account, and the Customer shall relinquish to J.P. Morgan its interest in such fractional interests.

(c)	If some, but not all, of an outstanding class of Financial Assets is called for redemption, J.P. Morgan may allot the amount redeemed among the respective beneficial holders of such a class of Financial Assets on a pro rata basis or in a similar manner J.P. Morgan deems fair and equitable.

(d)	J.P. Morgan reserves the right to reverse any transactions that are credited to the Accounts due to mis-postings and other such similar actions.

2.9	Corporate Actions

(a)	J.P. Morgan will act in accordance with the local prevailing market standards to obtain information concerning Corporate Actions that is publicly available in the local market. J.P. Morgan also will review information obtained from sources to which it subscribes for information concerning such Corporate Actions. J.P. Morgan will promptly provide that information (or summaries that accurately reflect the material points concerning the applicable Corporate Action) to the Customer or its Authorized Person.

(b)	J.P. Morgan will act in accordance with the Customer’s Instructions in relation to such Corporate Actions. If the Customer fails to provide J.P. Morgan with timely Instructions with respect to any Corporate Action, neither J.P. Morgan nor its nominees will take any action in relation to that Corporate Action, except as otherwise agreed in writing by J.P. Morgan and the Customer or as may be set forth by J.P. Morgan as a default action in the notification it provides under Section 2.9(a) with respect to that Corporate Action.

2.10	Class Action Litigation

Any notices received by J.P. Morgan’s corporate actions department about settled securities class action litigation that requires action by affected owners of the underlying Financial Assets will be promptly notified to the Customer if J.P. Morgan, using reasonable care and diligence in the circumstances, identifies that the Customer was a shareholder and held the relevant Financial Assets in custody with J.P. Morgan at the relevant time. J.P. Morgan will not make filings in the name of the Customer in respect to such notifications

2.11	Proxies

(a)	J.P. Morgan will monitor information distributed to holders of Financial Assets about upcoming shareholder meetings, promptly notify the Customer of such information and, subject to Section 2.11(c), act in accordance with the Customer’s Instructions in relation to such meetings (the “Proxy Voting Service”).

Domestic Custody Agreement - New York - General May 2012

(b)	The Proxy Voting Service is available only in certain markets, details of which are available from J.P. Morgan on request. Provision of the Proxy Voting Service is conditional upon receipt by J.P. Morgan of a duly completed enrolment form as well as additional documentation that may be required for certain markets.

(c)	The Proxy Voting Service does not include physical attendance at shareholder meetings. Requests for physical attendance at shareholder meetings can be made but they will be evaluated and agreed to by J.P. Morgan on a case by case basis.

(d)	The Customer acknowledges that the provision of the Proxy Voting Service may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to:

(i)	the Financial Assets being on loan or out for registration;

(ii)	the pendency of conversion or another corporate action;

(iii)	the Financial Assets being held in a margin or collateral account at J.P. Morgan or another bank or broker, or otherwise in a manner which affects voting;

(iv)	local market regulations or practices, or restrictions by the issuer; and

(v)	J.P. Morgan being required to vote all shares held for a particular issue for all of J.P. Morgan’s customers on a net basis (i.e., a net yes or no vote based on voting instructions received from all its customers). Where this is the case, J.P. Morgan will notify the Customer.

2.12	Statements of Account

(a)	J.P. Morgan will provide the Customer with electronic access to Account information (the “Information”) that will enable the Customer to generate or receive reports and statements of account for each Account, identifying cash and Financial Assets held in the Account as well as Account transactions. The Customer will review the Information and give J.P. Morgan written notice of (i) any suspected error or omission or (ii) the Customer’s inability to access any such Information. The Customer will provide J.P. Morgan such notice within a reasonable time after (x) the Information is made available to the Customer or (y) the Customer discovers that it is unable to access the Information, as the case may be.

(b)

The Customer acknowledges that information available to it electronically with respect to transactions posted after the close of the prior business day may not be accurate due to mis-postings, delays in updating Account records, and other causes. J.P. Morgan will not be liable for any loss or damage arising out of any such information accessed electronically that is subsequently updated or corrected by the close of business on the first business day after the original transaction was posted. Prices and other information obtained from third parties which may be contained in any statement of account or other statement sent to Customer have been obtained from sources J.P. Morgan believes to be reliable. J.P. Morgan is not undertaking to render investment advice, manage money, act as a fiduciary with respect to the Accounts, or place a bid for any security or derivatives transaction. Without limiting Section 7.6, J.P. Morgan expressly disclaims any responsibility for (and Customer agrees to hold J.P. Morgan harmless for any loss in respect of) any use to which

Domestic Custody Agreement - New York - General May 2012

Customer puts an estimated price or indicative valuation. The estimated price or indicative valuation may differ significantly from prices at which securities or derivatives transactions could be or could have been purchased or sold in any market or to or from any person or the prices at which J.P. Morgan or any other person would be willing to enter into, terminate, unwind or assign the relevant derivatives transactions. Customer shall not disclose an estimated price or indicative valuation (or any part thereof) made available by J.P. Morgan pursuant to this Agreement without J.P. Morgan’s prior written consent; provided Customer may disclose such information to Customer’s accountants, legal counsel or investment advisor or as required by legal process or a regulatory agency with jurisdiction over the Customer, in each case, to the extent required by applicable law or regulation.

2.13	Access to J.P. Morgan’s Records

(a)	J.P. Morgan will allow the Customer’s auditors and independent public accountants such reasonable access to the records of J.P. Morgan relating to the Accounts as is required in connection with their examination of books and records pertaining to the Customer’s affairs.

(b)	J.P. Morgan will, upon reasonable written notice, allow the Customer reasonable access during normal working hours to the records of J.P. Morgan relating to the Accounts. J.P. Morgan may impose reasonable restrictions on the number of individuals allowed access, the frequency and length of such access, and the scope of the records made available. The Customer shall reimburse J.P. Morgan for the reasonable cost of copying, collating and researching archived information.

2.14	Tax Relief Services

J.P. Morgan will provide tax relief services as provided in Section 8.2.

2.15	Notification

If the Customer has agreed to access information concerning the Accounts through J.P. Morgan’s website, J.P. Morgan may make any notifications required under this Agreement by posting it on the website.

3.	Instructions

3.1	Acting on Instructions; Method of Instruction and Unclear Instructions

(a)	The Customer authorizes J.P. Morgan to accept, rely upon and/or act upon any Instructions received by it without inquiry. The Customer will indemnify the J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the J.P. Morgan Indemnitees as a result of any action or omission taken in accordance with any Instruction.

(b)	To the extent possible, instructions to J.P. Morgan shall be sent via electronic instruction or trade information system acceptable to J.P. Morgan or via facsimile transmission. Where reasonably practicable, the Customer will use automated and electronic methods of sending Instructions rather than facsimile transmission.

Domestic Custody Agreement - New York - General May 2012

(c)	J.P. Morgan shall promptly notify an Authorized Person if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction. J.P. Morgan may decline to act upon an Instruction if it does not receive clarification or confirmation satisfactory to it. J.P. Morgan will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction while it seeks information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive clarification satisfactory to it.

3.2	Verification and Security Procedures

(a)	J.P. Morgan and the Customer shall comply with any applicable Security Procedures with respect to the delivery or authentication of Instructions and shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(b)	Either party may record any of their telephone communications.

3.3	Instructions Contrary to Law/Market Practice

J.P. Morgan need not act upon Instructions which it reasonably believes to be contrary to law, regulation or market practice, and J.P. Morgan shall be under no duty to investigate whether any Instructions comply with Applicable Law or market practice. In the event J.P. Morgan does not act upon such Instructions, J.P. Morgan will notify the Customer where reasonably practicable.

3.4	Cut-Off Times

J.P. Morgan has established cut-off times for receipt of Instructions, which will be made available to the Customer. If J.P. Morgan receives an Instruction after its established cut-off time, J.P. Morgan will attempt to act upon the Instruction on the day requested if J.P. Morgan deems it practicable to do so or otherwise as soon as practicable after that day.

3.5	Electronic Access

Access by the Customer to certain applications or products of J.P. Morgan via J.P. Morgan’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Annex A.

4.	Fees, Expenses and Other Amounts Owing to J.P. Morgan

4.1	Fees and Expenses

The Customer will pay J.P. Morgan for its services under this Agreement such fees as may be agreed upon in writing from time to time, together with J.P. Morgan’s reasonable out-of-pocket or incidental expenses, including, but not limited to, reasonable and documented legal fees and tax or related fees incidental to processing charged directly or indirectly by governmental authorities, issuers, or their agents. The Bank will invoice the Customer for amounts owing to it. Invoices will be payable within thirty (30) days of the date of the invoice. If the Customer disputes an invoice it shall nevertheless pay on or before the date that payment is due such portion of the invoice that is not subject to a bona fide dispute. J.P. Morgan may deduct amounts invoiced from the Cash Account

Domestic Custody Agreement - New York - General May 2012

except to the extent that the Customer has objected to the invoice within thirty (30) days of the date of the invoice (or such other period as the parties may agree in writing). Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as J.P. Morgan customarily charges for similar overdue amounts.

4.2	Overdrafts

If a debit to the Cash Account results (or will result) in a debit balance, then J.P. Morgan may, in its discretion, (i) advance an amount equal to the overdraft, (ii) refuse to settle in whole or in part the transaction causing such debit balance, or (iii) if any such transaction is posted to the Securities Account, reverse any such posting. If J.P. Morgan elects to make such an advance, the advance will be deemed a loan to the Customer, payable on demand, bearing interest at the applicable rate charged by J.P. Morgan from time to time, for such overdrafts, from the date of such advance to the date of payment (including after the date any judgment may be entered against the Customer with respect to any overdraft) and otherwise on the terms on which J.P. Morgan makes similar overdrafts available from time to time. No prior action or course of dealing on J.P. Morgan’s part with respect to the settlement of transactions on the Customer’s behalf will be asserted by the Customer against J.P. Morgan for J.P. Morgan’s refusal to make advances to the Cash Account or to settle any transaction for which the Customer does not have sufficient available funds in the Account. The Customer shall be deemed to be in default with respect to any such advance upon the occurrence of any event of the type specified in section 365(e)(1) of the U.S. Bankruptcy Code, as amended from time to time.

4.3	J.P. Morgan’s Right Over Securities; Set-off

(a)	Without prejudice to J.P. Morgan’s rights under Applicable Law, J.P. Morgan and its Affiliates shall have, and the Customer grants to J.P. Morgan a first priority, perfected and continuing security interest in and a lien on all cash, Financial Assets and any other property of every kind that are credited to the Account or otherwise held for the Customer by J.P. Morgan (“Account Assets”) as security for any and all Liabilities of the Customer to J.P. Morgan or any of its Affiliates, and J.P. Morgan shall be entitled without notice to the Customer, to withhold delivery of such Account Assets, sell or otherwise realize any of such Account Assets and to apply the proceeds and any other monies credited to the Cash Account in satisfaction of such Liabilities.

(b)	Without prejudice to J.P. Morgan’s rights under Applicable Law, J.P. Morgan may set off against any Liabilities of the Customer to J.P. Morgan or any of its Affiliates, any amount in any currency (i) standing to the credit of any of the Customer’s accounts (whether deposit or otherwise) with any J.P. Morgan branch or office or with any Affiliate of J.P. Morgan or (ii) owed to the Customer by any J.P. Morgan branch or office or by any Affiliate of J.P. Morgan. For this purpose, J.P. Morgan shall be entitled to accelerate the maturity of any fixed term deposits.

Domestic Custody Agreement - New York - General May 2012

5.	Securities Depositories

5.1	Use of Securities Depositories

(a)	J.P. Morgan may deposit Securities with, and hold Securities in any Securities Depository on such terms as such Securities Depository customarily operates and the Customer will provide J.P. Morgan with such documentation or acknowledgements that J.P. Morgan may require to hold the Financial Assets in such Securities Depository.

(b)	J.P. Morgan is not responsible for the selection or monitoring of any Securities Depository and will not be liable for any act or omission by (or the insolvency of) any Securities Depository. In the event the Customer incurs a loss due to the negligence, willful misconduct, or insolvency of a Securities Depository, J.P. Morgan will make reasonable efforts, in its discretion, to seek recovery from the Securities Depository, but J.P. Morgan will not be obligated to institute legal proceedings, file proof of claim in any insolvency proceeding, or take any similar action.

6.	Additional Provisions

6.1	Representations of the Customer and J.P. Morgan

(a)	The Customer represents, warrants and covenants that (i) it has full authority and power, and has obtained all necessary authorizations and consents, to deposit and control the Financial Assets, Sealed Enveloped and cash in the Accounts, to use J.P. Morgan as its custodian in accordance with the terms of this Agreement, to borrow money (either short term or intraday borrowings in order to settle transactions prior to receipt of covering funds), and grant a lien over Financial Assets as contemplated by Section 4.3; (ii) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is the Customer’s legal, valid and binding obligation, enforceable against the Customer in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iii) it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan; (iv) it is a resident of the Cayman Islands and shall notify J.P. Morgan of any changes in residency; (v) the Financial Assets, and cash deposited in the Accounts (other than those assets held in Accounts established pursuant to certain account control agreements (“Control Account Assets”) among the Customer, J.P. Morgan and secured party named therein) are not subject to any encumbrance or security interest whatsoever and the Customer undertakes that, so long as Liabilities of the Customer under or in connection with this Agreement are outstanding, it will not create or permit to subsist any encumbrance or security interest over such Financial Assets, or cash (other than Control Account Assets); (vi) no delivery of Securities by the Customer to J.P. Morgan and no Instruction by the Customer with respect to such Securities will contravene Applicable Law; and (vii) none of the Financial Assets, and cash to be held under this Agreement are “plan assets” as defined in Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder.

J.P. Morgan may rely upon the certification of such other facts as may be required to administer J.P. Morgan’s obligations under this Agreement and the Customer shall indemnify J.P. Morgan against all losses, liability, claims or demands arising directly or indirectly from J.P. Morgan’s reliance on any such certifications.

Domestic Custody Agreement - New York - General May 2012

(b)	J.P. Morgan represents and warrants that (i) assuming execution and delivery of this Agreement by the Customer, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable against J.P. Morgan in accordance with its terms and (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement.

6.2	The Customer is Liable to J.P. Morgan Even if it is Acting for Another Person

If the Customer is acting as an agent or for another person as envisaged in Section 2.1(a) in respect of any transaction, cash or Financial Asset, J.P. Morgan nevertheless will treat the Customer as its principal for all purposes under this Agreement. In this regard, the Customer will be liable to J.P. Morgan as a principal in respect of any transactions relating to the Account. The foregoing will not affect any rights J.P. Morgan might have against the Customer’s principal or the other person envisaged by Section 2.1(a).

7.	When J.P. Morgan is Liable to the Customer

7.1	Standard of Care; Liability

(a)	J.P. Morgan will use reasonable care and diligence in performing its duties and obligations under this Agreement. J.P. Morgan will not be in violation of this Agreement with respect to any matter as to which it has satisfied its obligation of reasonable care.

(b)	J.P. Morgan will be liable for the Customer’s direct damages to the extent they result from J.P. Morgan’s fraud, negligence or willful misconduct in performing its duties as set out in this Agreement. Nevertheless, under no circumstances will J.P. Morgan be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts, J.P. Morgan’s performance under this Agreement, or J.P. Morgan’s role as custodian.

(c)	The Customer will indemnify the J.P. Morgan Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the J.P. Morgan Indemnitees in connection with or arising out of (i) J.P. Morgan’s performance under this Agreement, provided the J.P. Morgan Indemnitees have acted with reasonable care and have not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question or (ii) any J.P. Morgan Indemnitees’ status as a holder of record of the Customer’s Financial Assets.

(d)	Without limiting Subsections 7.1(a), (b) or (c), the Customer agrees that J.P. Morgan provides no service in relation to, and therefore has no duty or responsibility to:

(i)	question Instructions or make any suggestions to the Customer or an Authorized Person regarding such Instructions;

(ii)	supervise or make recommendations with respect to investments or the retention of Financial Assets;

Domestic Custody Agreement - New York - General May 2012

(iii)	advise the Customer or an Authorized Person regarding any default in the payment of principal or income of any Security other than as provided in Section 2.7(b) of this Agreement; and

(iv)	evaluate or report to the Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which J.P. Morgan is instructed to deliver Financial Assets or cash; or

(v)	determine the genuineness or validity of any Security or instrument received, delivered or held by J.P. Morgan in physical form that appears in JP Morgan’s reasonable discretion to be genuine and valid.

7.2	Force Majeure

J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its custody business that it determines from time to time meet reasonable commercial standards. J.P. Morgan will have no liability, however, for any damage, loss, expense or liability of any nature that the Customer may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (other than on the part of J.P. Morgan or its employees), malfunction of equipment or software, (except where such malfunction is primarily attributable to J.P. Morgan’s negligence in maintaining the equipment or software), currency re-denominations, failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any other cause beyond the reasonable control of J.P. Morgan (including, without limitation, the non-availability of appropriate foreign exchange).

7.3	J.P. Morgan May Consult With Counsel

J.P. Morgan will be entitled to rely on, and may act upon the advice of professional advisors in relation to matters of law, regulation or market practice (which reasonably may be the professional advisors of the Customer), and will not be liable to Customer under this Agreement for any action taken or omitted pursuant to such advice; provided that J.P. Morgan has selected and retained such professional advisers using reasonable care and acts reasonably in reliance on the advice.

7.4	J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result

The Customer hereby authorizes J.P. Morgan to act under this Agreement notwithstanding that: (a) J.P. Morgan or any of its divisions, branches or Affiliates may have a material interest in transactions entered into by the Customer with respect to the Account or that circumstances are such that J.P. Morgan may have a potential conflict of duty or interest, including the fact that J.P. Morgan or its Affiliates may act as a market maker in the Financial Assets to which Instructions relate, provide brokerage services to other customers, act as financial adviser to the issuer of such Financial Assets, act in the same transaction as agent for more than one customer, have a material interest in the issue of the Financial Assets; or earn profits from any of the activities listed herein and (b) J.P. Morgan or any of its divisions, branches or Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of the Customer. J.P. Morgan is not under any duty to disclose any such information.

Domestic Custody Agreement - New York - General May 2012

7.5	Assets Held Outside J.P. Morgan’s Control

J.P. Morgan will not be obliged to (a) hold Financial Assets or cash with any person not agreed to by J.P. Morgan or (b) register or record Financial Assets in the name of any person not agreed to by J.P. Morgan. Furthermore, J.P. Morgan will not be obliged to register or record on J.P. Morgan’s records Financial Assets held outside J.P. Morgan’s control. If, however, the Customer makes any such request and J.P. Morgan agrees to the request, the consequences of doing so will be at the Customer’s own risk. J.P. Morgan shall not be liable for any losses incurred as a result and may be precluded from providing some of the services referred to in this Agreement (for example, and without limitation, income collection, proxy voting, class action litigation and Corporate Action notification and processing).

7.6	Ancillary Services

J.P. Morgan may use third party delivery services and providers of information regarding non-core custody services matters such as pricing, proxy voting, corporate actions and class action litigation and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of Securities. Although J.P. Morgan will use reasonable care in the selection and retention of such third party providers and local agents, it will not be responsible for any errors or omissions made by them in providing the relevant information or services.

7.7	Service Locations

J.P. Morgan maintains various operational/service centers and locations through the United States and foreign jurisdictions. The services provides under this Agreement will be provided from one or more such locations. J.P. Morgan may change the operational/service centers and locations as it deems necessary or appropriate for its business concerns.

8.	Taxation

8.1	Tax Obligations

(a)	The Customer will pay or reimburse J.P. Morgan, and confirms that J.P. Morgan is authorized to deduct from any cash received or credited to the Cash Account any taxes or levies required by any revenue or governmental authority for whatever reason in respect of the Customer’s Accounts.

(b)	The Customer will provide to J.P. Morgan such certifications, declarations, documentation, and information as it may require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not misleading in any way, and contains all material information. The Customer undertakes to notify J.P. Morgan immediately if any information requires updating or correcting. J.P. Morgan provides no service of controlling or monitoring, and therefore has no duty in respect of, or liability for any taxes, penalties, interest or additions to tax, payable or paid that result from:

(i)	the inaccurate completion of documents by the Customer or any third party;

Domestic Custody Agreement - New York - General May 2012

(ii)	the provision to J.P. Morgan or a third party of inaccurate or misleading information by the Customer or any third party;

(iii)	the withholding of material information by the Customer or any third party; or

(iv)	any delay by any revenue authority or any other cause beyond J.P. Morgan’s control.

(c)	If J.P. Morgan does not receive appropriate certifications, documentation and information then, as and when appropriate and required, additional tax shall be deducted from all income received in respect of the Financial Assets issued (including, but not limited to, United States non-resident alien tax and/or backup withholding tax).

(d)	The Customer will be responsible in all events for the timely payment of all taxes relating to the Financial Assets in the Securities Account; provided, however, that J.P. Morgan will be responsible for any penalty or additions to tax due solely as a result of J.P. Morgan’s negligent acts or omissions with respect to paying or withholding tax or reporting interest, dividend or other income paid or credited to the Cash Account.

8.2	Tax Relief Services With Respect to American Depository Receipts

(a)	Subject to the provisions of this Section, J.P. Morgan will provide (i) a “relief at source” service to obtain a reduction of withholding tax withheld as may be available in the applicable market in respect of income payments on Financial Assets comprised of American Depository Receipts (“ADRs”) credited to the Securities Account that J.P. Morgan believes may be available to the Customer and/or (ii) a tax reclaim service on certain qualifying Financial Assets. To defray expenses pertaining to nominal tax claims, J.P. Morgan may from time-to-time set minimum thresholds as to a de minimis value of tax reclaims or reduction of withholding which it will pursue in respect of income payments under this Section.

(b)	The provision of a tax relief service on ADRs by J.P. Morgan is conditional upon J.P. Morgan receiving from Customer (i) a declaration of its identity and place of residence and (ii) certain other documentation (pro forma copies of which are available from J.P. Morgan), prior to the receipt of Financial Assets comprised of ADRs in the Securities Account or the payment of income. If Financial Assets comprised of ADRs credited to the Securities Account are beneficially owned by someone other than Customer, this information will need to be provided to J.P. Morgan with respect to the beneficial owner. Customer acknowledges that J.P. Morgan will be unable to perform tax relief services unless it receives this information prior to the receipt of ADRs in the Securities Account or the payment of income.

9.	Termination

9.1	Term and Termination

(a)	The initial term of this Agreement shall be for a period of three years following the date on which J.P. Morgan commenced providing services under the Agreement. Following the initial term, the Customer may terminate this Agreement on sixty (60) days’ written notice to J.P. Morgan. J.P. Morgan may terminate this Agreement on one hundred and eighty (180) days’ written notice to the Customer.

Domestic Custody Agreement - New York - General May 2012

(b)	Notwithstanding Section 9.1(a):

(i)	Either party may terminate this Agreement immediately on written notice to the other party in the event that a material breach of this Agreement by the other party has not been cured within thirty (30) days of that party being given written notice of the material breach;

(ii)	Either party may terminate this Agreement immediately on written notice to the other party upon the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management, being subject to an involuntary order for the transfer of all or part of its business by a statutory authority, having any of its issued shares suspended from trading on any exchange on which they are listed (if applicable) or being the subject of a similar measure; and

(iii)	J.P. Morgan may terminate this Agreement on sixty (60) days’ written notice to the Customer in the event that J.P. Morgan reasonably determines that the Customer has ceased to satisfy J.P. Morgan’s customary credit requirements.

9.2	Exit Procedure

The Customer will provide J.P. Morgan full details of the persons to whom J.P. Morgan must deliver Financial Assets and cash within a reasonable period before the effective time of termination of this Agreement. If the Customer fails to provide such details in a timely manner, J.P. Morgan shall be entitled to continue to be paid fees under this Agreement until such time as it is able to deliver the Financial Assets and cash to a successor custodian, but J.P. Morgan may take such steps as it reasonably determines to be necessary to protect itself following the effective time of termination, including ceasing to provide transaction settlement services in the event that J.P. Morgan is unwilling to assume any related credit risk. J.P. Morgan will in any event be entitled to deduct any amounts owing to it prior to delivery of the Financial Assets and cash (and, accordingly, J.P. Morgan will be entitled to sell Financial Assets and apply the sale proceeds in satisfaction of amounts owing to it). The Customer will reimburse J.P. Morgan promptly for all out-of-pocket expenses it incurs in delivering Financial Assets upon termination. Termination will not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination.

10.	Miscellaneous

10.1	Notifications

Notices pursuant to Section 9 of this Agreement shall be sent or served by registered mail, overnight delivery services, such as Federal Express (FedEx) or United Parcel Service (UPS), etc., courier services or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing.

Domestic Custody Agreement - New York - General May 2012

10.2	Successors and Assigns

This Agreement will be binding on each of the parties’ successors and assigns. The parties agree that neither party can assign any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

10.3	Entire Agreement

This Agreement, including the Schedules, Exhibits and Riders (and any separate agreement which J.P. Morgan and the Customer may enter into with respect to any Cash Account), sets out the entire Agreement between the parties in connection with the subject matter hereof, and this Agreement supersedes any other agreement, statement or representation relating to custody, whether oral or written. Amendments must be in writing and, except where this Agreement provides for amendments by notice from J.P. Morgan, signed by both parties.

10.4	Insurance

The Customer acknowledges that J.P. Morgan will not be required to maintain any insurance coverage specifically for the benefit of the Customer. J.P. Morgan will, however, provide summary information regarding its own general insurance coverage to the Customer upon written request.

10.5	Security Holding Disclosure

With respect to Securities and Exchange Commission Rule 14b-2 under The U.S. Shareholder Communications Act regarding disclosure of beneficial owners to issuers of Securities, J.P. Morgan is instructed not to disclose the name, address or Security positions of the Customer in response to shareholder communications requests regarding the Account.

10.6	USA PATRIOT Act Disclosure

Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires J.P. Morgan to implement reasonable procedures to verify the identity of any person that opens a new Account with it. Accordingly, the Customer acknowledges that Section 326 of the USA PATRIOT Act and J.P. Morgan’s identity verification procedures require J.P. Morgan to obtain information which may be used to confirm the Customer’s identity, including without limitation the Customer’s name, address and organizational documents (“identifying information”). The Customer may also be asked to provide information about its financial status, such as its current audited and unaudited financial statements. The Customer agrees to provide J.P. Morgan with and consents to J.P. Morgan obtaining from third parties any such identifying and financial information required as a condition of opening an account with or using any service provided by J.P. Morgan.

Domestic Custody Agreement - New York - General May 2012

10.7	Governing Law and Jurisdiction

This Agreement will be construed, regulated and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have the proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction the Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Customer shall not claim, and it hereby irrevocably waives, such immunity.

10.8	Severability; Waiver; and Survival

(a)	If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)	Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections, and remedies under this Agreement shall survive its termination.

10.9	Confidentiality

(a)	Subject to Section 10.9(b), J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over J.P. Morgan’s business, or with the consent of the Customer.

(b)	The Customer authorizes J.P. Morgan to disclose Confidential Information to:

(i)	any subcontractor, agent, Securities Depository, securities exchange, broker, third party agent, proxy solicitor, issuer, or any other person that J.P. Morgan believes it is reasonably required in connection with J.P. Morgan’s provision of relevant services under this Agreement;

Domestic Custody Agreement - New York - General May 2012

(ii)	its professional advisors, auditors or public accountants;

(iii)	its Affiliates and branches; and

(iv)	any revenue authority or any governmental entity in relation to the processing of any tax relief claim.

(c)	Except as otherwise required by Applicable Law or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions, including, without limitation, any commercial terms, of this Agreement in confidence.

10.10	Counterparts

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

10.11	No Third Party Beneficiaries

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

JPM MMAC HOLDINGS LTD	JPMORGAN CHASE BANK, N.A.

By:	By:
Name:	Name:
Title:	Title:

Domestic Custody Agreement - New York - General May 2012

SCHEDULE 1

Form of Board Resolution

To:	JPMorgan Chase Bank, N.A.

We hereby certify that the following is a true copy of the minutes of the Board of Directors of                                                  * (the “Company”) which was duly called and held on             , 20     and at which a duly qualified quorum was present throughout and entitled to vote.

1.	There was produced to the meeting a form of Custody Agreement provided by JPMorgan Chase Bank, N.A. (“J.P. Morgan”) for use in connection with the opening of one or more cash and securities accounts and the conduct of such other transactions between the Company and J.P. Morgan as referred to therein. The form of Custody Agreement produced had been completed by an officer of the Company, and in particular it was noted that details of the Authorized Persons (as defined therein) and details of persons authorized to give instructions on behalf of the Company had been provided to J.P. Morgan. Details of any Fund Managers and Advisers had also been provided to J.P. Morgan. The indemnities given to J.P. Morgan in the Custody Agreement were also noted. The meeting considered the form of the Custody Agreement.

2.	IT WAS RESOLVED that the form of Custody Agreement (together with the Schedule and Appendices), completed in the manner and form produced at the meeting, be and is hereby approved and that ** be and he/she is hereby authorized, for and on behalf of the Company, to sign and deliver the same together with such changes and amendments thereto as he/she may in his/her sole discretion think fit.

3.	There was produced to the meeting a form of power of attorney (“power of attorney”) to be given by the Company to J.P. Morgan to enable J.P. Morgan to provide tax reclaim services as provided for in the Custody Agreement. The meeting considered the form of the power of attorney and in particular the indemnities contained in it. IT WAS RESOLVED that that power of attorney be and it is hereby approved and that it be executed under seal in accordance with the Company’s constitution.

                                                      Director

                                                      Secretary

*Name of Company	in full.

Domestic Custody Agreement - New York - General May 2012

ANNEX A

Electronic Access

1. J.P. Morgan may permit the Customer and its Authorized Persons to access certain electronic systems and applications (collectively, the “Products”) and to access or receive electronically Data (as defined below) in connection with the Agreement. J.P. Morgan may, from time to time, introduce new features to the Products or otherwise modify or delete existing features of the Products in its sole discretion. J.P. Morgan shall endeavour to give the Customer reasonable notice of its termination or suspension of access to the Products, but may do so immediately if J.P. Morgan determines, in its sole discretion, that providing access to the Products would violate Applicable Law or that the security or integrity of the Products is at risk. Access to the Products shall be subject to the Security Procedures.

2. In consideration of the fees paid by the Customer to J.P. Morgan and subject to any applicable software license addendum in relation to J.P. Morgan-owned or sublicensed software provided for a particular application and Applicable Law, J.P. Morgan grants to the Customer a non-exclusive, non-transferable, limited and revocable license to use the Products and the information and data made available through the Products or transferred electronically to the Customer or its Authorized Persons (the “Data”) for the Customer’s internal business use only. The Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein. The license granted herein will permit use by Customer’s Authorized Person, provided that such use shall be in compliance with the Agreement, including this Annex. The Customer acknowledges that elements of the Data, including prices, corporate action information, and reference data, may have been licensed by J.P. Morgan from third parties and that any use of such Data beyond that authorized by the foregoing license, may require the permission of one or more third parties in addition to J.P. Morgan.

3. The Customer acknowledges that there are security, corruption, transaction error and access availability risks associated with using open networks such as the internet, and the Customer hereby expressly assumes such risks. The Customer is solely responsible for obtaining, maintaining and operating all software (including antivirus software, anti-spyware software, and other internet security software) and personnel necessary for the Customer to access and use the Products. All such software must be interoperable with J.P. Morgan’s software. Each of the Customer and J.P. Morgan shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

4. In cases where J.P. Morgan’s web site is unexpectedly down or otherwise unavailable, J.P. Morgan shall, absent a force majeure event, provide other appropriate means for the Customer or its Authorized Persons to instruct J.P. Morgan or obtain reports from J.P. Morgan. J.P. Morgan shall not be liable for any Liabilities arising out of Customer’s use of, access to or inability to use the Products via J.P. Morgan’s web site in the absence of J.P. Morgan’s gross negligence or willful misconduct.

5. Use of the Products may be monitored, tracked, and recorded. In using the Products, the Customer hereby expressly consents to such monitoring, tracking, and recording. Individuals and organizations should have no expectation of privacy unless local law, regulation, or contract provides otherwise. J.P. Morgan shall own all right, title and interest in the data reflecting Customer usage of the Products or J.P. Morgan’s web site (including, but not limited to, general usage data and aggregated transaction data). J.P. Morgan may use and sublicense data obtained by it regarding the Customer’s use of the Products or J.P. Morgan’s website, as long as J.P. Morgan does not disclose to others that the Customer was the source of such data or the details of individual transactions effected using the Products or web site.

Domestic Custody Agreement - New York - General May 2012

6. The Customer shall not knowingly use the Products to transmit (i) any virus, worm, or destructive element or any programs or data that may be reasonably expected to interfere with or disrupt the Products or servers connected to the Products; (ii) material that violates the rights of another, including but not limited to the intellectual property rights of another; and (iii) “junk mail”, “spam”, “chain letters” or unsolicited mass distribution of e-mail.

7. The Customer shall promptly and accurately designate in writing to J.P. Morgan the geographic location of its users upon written request. The Customer further represents and warrants to J.P. Morgan that the Customer shall not access the service from any jurisdiction which J.P. Morgan informs the Customer or where the Customer has actual knowledge that the service is not authorized for use due to local regulations or laws, including applicable software export rules and regulations. Prior to submitting any document which designates the persons authorized to act on the Customer’s behalf, the Customer shall obtain from each individual referred to in such document all necessary consents to enable J.P. Morgan to process the data set out therein for the purposes of providing the Products.

8. The Customer will be subject to and shall comply with all applicable laws, rules and regulations concerning restricting collection, use, disclosure, processing and free movement of the Data (collectively, the “Privacy Regulations”). The Privacy Regulations may include, as applicable, the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 30), as amended from time to time, issued pursuant to Section 504 of the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. §6801, et seq.), the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d), The Data Protection Act 1998 and Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to processing of personal data and the free movement of such data.

9. The Customer shall be responsible for the compliance of its Authorized Persons with the terms of the Agreement, including this Annex.

Domestic Custody Agreement - New York - General May 2012

GLOBAL CUSTODY RIDER (“RIDER”)

TO

DOMESTIC CUSTODY AGREEMENT

1.	INTENTION OF THE PARTIES; DEFINITIONS

1.1	Intention of the Parties.

(a)	This Rider together with the Domestic Custody Agreement sets out the terms on which J.P. Morgan will be providing custodial, settlement and other associated services to the Customer with respect to Global Securities (i.e., Securities other than those (i) issued in the United States (“U.S.”) by an issuer that is organized under the laws of the U.S. or any state thereof, or (ii) that are both traded in the U.S. and eligible for deposit in a U.S. Securities Depository, which will be governed exclusively by the terms of the Domestic Custody Agreement). To the extent there are any inconsistencies between the terms of the Domestic Custody Agreement and the terms of this Rider, the terms of this Rider shall govern.

(b)	Investing in Financial Assets and cash in foreign jurisdictions may involve risks of loss or other special features. The Customer acknowledges that J.P. Morgan is not providing any legal, tax or investment advice in providing the services under this Rider and will not be liable for any losses resulting from Country Risk.

1.2	Definitions.

All capitalized terms used in this Rider, unless defined herein, shall have the meanings given to such terms as set forth in the Domestic Custody Agreement.

“Affiliated Subcustodian” means a Subcustodian that is an Affiliate.

“J.P. Morgan” means JPMorgan Chase Bank, N.A.

“J.P. Morgan’s London Branch” means the London branch office of JPMorgan Chase Bank, N.A.

“Country Risk” means the risk of investing or holding assets in a particular country or market, including, but not limited to, risks arising from nationalization, expropriation or other governmental actions; the country’s financial infrastructure, including prevailing custody, tax and settlement practices; laws applicable to the safekeeping and recovery of Financial Assets and cash held in custody; the regulation of the banking and securities industries, including changes in market rules; currency restrictions, devaluations or fluctuations; and market conditions affecting the orderly execution of securities transactions or the value of assets.

“Customer” means JPM MMAC HOLDINGS Ltd.

“Domestic Custody Agreement” or “DCA” means the Domestic Custody Agreement between J.P. Morgan and Customer dated as of [DATE], as may be amended or restated from time to time.

“Financial Assets” as used in this Rider shall relate exclusively to Global Securities.

“Global Securities” has the meaning as set forth in paragraph (a) of Section 1.1 of this Rider.

“Subcustodian” means any of the subcustodians appointed by J.P. Morgan from time to time to hold Securities and act on its behalf in different jurisdictions (and being at the date of this Rider the entities listed in Schedule 1) and includes any Affiliated Subcustodian. Subcustodians are Securities Intermediaries. J.P. Morgan Indemnitees shall include Subcustodians and their nominees, directors, officers, employees and agents.

2.	WHAT J.P. MORGAN IS REQUIRED TO DO

2.1	Cash Accounts.

(a)	For the purpose of this Rider, except as otherwise provided in Instructions acceptable to Bank, all cash held in the Cash Account will be deposited during the period it is credited to the Accounts in one or more deposit accounts. Any cash credited to the Cash Account will either be (i) credited to a deposit account maintained at Bank or at Bank’s London Branch and will constitute a debt owing to the Customer by Bank or Bank’s London Branch, as applicable, or (ii) deposited or otherwise placed by Bank with another bank or financial institution and will constitute a debt owing to the Customer by such other bank or financial institution, payable exclusively in the applicable currency by such Bank branch, or other bank or financial institution, in each case, subject to compliance with Applicable Law, including, without limitation, any restrictions on transactions in the applicable currency imposed by the country of the applicable currency. For clarity, such other bank or financial institution will be subject to the applicable terms set forth herein related to Subcustodians, including Section 5.1 and 5.2.

(b)	Notwithstanding paragraph (a) hereof, cash held in respect of those markets where Customer is required to have a cash account in its own name held directly with the relevant Subcustodian or Security Depository will be held in that manner and will not be part of the Cash Account.

2.2	Segregation of Assets; Nominee Name.

(a)	To the extent permitted by Applicable Law or market practice, J.P. Morgan will require each Subcustodian to identify in its own records that Financial Assets held at such Subcustodian by J.P. Morgan on behalf of its customers belong to customers of J.P. Morgan as agent, such that it is readily apparent that the Financial Assets do not belong to J.P. Morgan or the Subcustodian.

(b)

J.P. Morgan and Subcustodian are authorized to register in the name of Subcustodian such Financial Assets as are customarily held in registered form. Customer authorizes J.P. Morgan or its Subcustodian to hold

Financial Assets in omnibus accounts on a fungible basis and to accept delivery of Financial Assets of the same class and denomination as those deposited with J.P. Morgan or its Subcustodian.

2.3	Income Collection.

J.P. Morgan shall provide income collection service for Global Securities as set forth in Section 2.7 of the DCA.

2.4	Contractual Settlement Date Accounting.

(a)	J.P. Morgan will effect book entries on a “contractual settlement date accounting” basis as described in Section 2.5 of the DCA with respect to the settlement of transactions in those markets where J.P. Morgan generally offers contractual settlement date accounting.

(b)	With respect to any sale or purchase transaction that is not posted to the Account on the contractual settlement date as referred to in Section 2.4(a) above, J.P. Morgan will post the transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received and settled by J.P. Morgan.

2.5	Proxy Voting with respect to Global Securities.

(a)	J.P. Morgan will monitor information distributed to holders of Financial Assets about upcoming shareholder meetings, promptly notify the Customer of such information and, subject to Section 2.5(c) hereof, act in accordance with Customer’s Instructions in relation to such meetings (the “Proxy Voting Service”).

(b)	The Proxy Voting Service is available only in certain markets, details of which are available from J.P. Morgan on request. Provision of the Proxy Voting Service is conditional upon receipt by J.P. Morgan of a duly completed enrollment form as well as additional documentation that may be required for certain markets.

(c)	The Proxy Voting Service does not include physical attendance at shareholder meetings. Requests for physical attendance at shareholder meetings can be made but they will be evaluated and agreed to by J.P. Morgan on a case by case basis.

(d)	Customer acknowledges that the provision of the Proxy Voting Service may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to:

(i)	the Financial Assets being on loan or out for registration;

(ii)	the pendency of conversion or another corporate action;

(iii)	the Financial Assets being held in a margin or collateral account at J.P. Morgan or another bank or broker, or otherwise in a manner which affects voting;

(iv)	local market regulations or practices, or restrictions by the issuer; and

(v)	J.P. Morgan being required to vote all shares held for a particular issue for all of J.P. Morgan’s customers on a net basis (i.e., a net yes or no vote based on voting instructions received from all its customers). Where this is the case, J.P. Morgan will inform Customer by means of a notification.

2.6	Access to Subcustodian’s Records.

Subject to restrictions under Applicable Law, J.P. Morgan will direct any Subcustodian to permit Customer’s auditors and independent public accountants reasonable access to the records of any Subcustodian of Financial Assets held in the Securities Account as may be required in connection with such examination.

2.7	Maintenance of Financial Assets at Subcustodian Locations.

(a)	Unless Instructions (as detailed in Article 3 entitled “Instructions” of the DCA) require another location acceptable to J.P. Morgan, Financial Assets will be held in the country or jurisdiction in which their principal trading market is located, where such Financial Assets may be presented for payment, where such Financial Assets were acquired or where such Financial Assets are held. J.P. Morgan reserves the right to refuse to accept delivery of Financial Assets or cash in countries and jurisdictions other than those referred to in Schedule 1 to this Rider, as in effect from time to time. J.P. Morgan may modify Schedule 1 to this Rider and, if reasonably practicable, will provide 7 business days advance notice to Customer of such modification.

(b)	J.P. Morgan reserves the right to restrict the services it provides in certain markets that are deemed by J.P. Morgan to be restricted markets from time to time. A current list of these markets, and a summary of the related restrictions, is set forth on Schedule 2. J.P. Morgan may update Schedule 2 from time to time upon notice to Customer.

2.8	Tax Relief Services.

J.P. Morgan will provide for Global Securities, as set forth in Section 8.2 of the DCA, the same tax relief services that J.P. Morgan provides for American Depository Receipts.

2.9	[RESERVED.]

2.10	Compliance with SEC rule 17f-5 (“rule 17f-5”).

(a)

The Customer’s board of directors (or equivalent body) (hereinafter “Board”) hereby delegates to J.P. Morgan, and, except as to the country or countries as to which J.P. Morgan may, from time to time, advice the Customer that it does not accept such delegation, J.P. Morgan hereby accepts the delegation to it, of the obligation to perform as the Customer’s “Foreign Custody Manager” (as that term is defined in rule 17f-5(a)(3) as promulgated under the 1940 Act), including for the purposes of: (i) selecting Eligible Foreign Custodians

(as that term is defined in rule 17f-5(a)(1), and as the same may be amended from time to time, or that have otherwise been exempted pursuant to an SEC exemptive order) to hold foreign Financial Assets and cash, (ii) evaluating the contractual arrangements with such Eligible Foreign Custodians (as set forth in rule 17f-5(c)(2)) and (iii) monitoring such foreign custody arrangements (as set forth in rule 17f-5(c)(3)).

(b)	In connection with the foregoing, J.P. Morgan shall:

(i)	provide written reports notifying the Customer’s Board of the placement of Financial Assets and cash with particular Eligible Foreign Custodians and of any material change in the arrangements with such Eligible Foreign Custodians, with such reports to be provided to Customer’s Board at such times as the Board deems reasonable and appropriate based on the circumstances of the Customer’s foreign custody arrangements (and, until further notice from the Customer, such reports shall be provided not less than quarterly with respect to the placement of Financial Assets and cash with particular Eligible Foreign Custodians and with reasonable promptness upon the occurrence of any material change in the arrangements with such Eligible Foreign Custodians);

(ii)	exercise such reasonable care, prudence and diligence in performing as the Customer’s Foreign Custody Manager as a person having responsibility for the safekeeping of foreign Financial Assets and cash would exercise;

(iii)	in selecting an Eligible Foreign Custodian, first have determined that foreign Financial Assets and cash placed and maintained in the safekeeping of such Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such foreign Financial Assets and cash, including, without limitation, those factors set forth in rule 17f-5(c) (1) (i)-(iv);

(iv)	determine that the written contract with an Eligible Foreign Custodian requires that the Eligible Foreign Custodian shall provide reasonable care for foreign Financial Assets and cash based on the standards applicable to custodians in the relevant market; and

(v)

have established a system to monitor the continued appropriateness of maintaining foreign Financial Assets and cash with particular Eligible Foreign Custodians and of the governing contractual arrangements; it being understood, however, that in the event that J.P. Morgan shall have determined that the existing Eligible Foreign Custodian in a given country would no longer afford foreign Financial Assets and cash reasonable care and that no other Eligible Foreign Custodian in that country would afford reasonable care, J.P. Morgan shall promptly so advise the Customer and shall then act in accordance with the Instructions of the Customer with respect to the disposition of the affected foreign Financial Assets and cash.

Subject to (b)(i)-(v) above, J.P. Morgan is hereby authorized to place and maintain foreign Financial Assets and cash on behalf of the Customer with Eligible Foreign Custodians pursuant to a written contract deemed appropriate by J.P. Morgan.

(c)	Except as expressly provided herein, the Customer shall be solely responsible to assure that the maintenance of foreign Financial Assets and cash hereunder complies with the rules, regulations, interpretations and exemptive orders as promulgated by or under the authority of the SEC.

(d)	J.P. Morgan represents to the Customer that it is a U.S. Bank as defined in Rule 17f-5(a) (7). The Customer represents to J.P. Morgan that: (1) it will treat the foreign Financial Assets and cash being placed and maintained in J.P. Morgan’s custody as being subject to the custody requirements of the 1940 Act, as the same may be amended from time to time; (2) (i) its Board has determined that it is reasonable to rely on J.P. Morgan to perform as the Customer’s Foreign Custody Manager or (ii) its Board or its investment adviser shall have determined that the Customer may maintain foreign Financial Assets and cash in each country in which the Customer’s Financial Assets and cash shall be held hereunder and determined to accept Country Risk. Nothing contained herein shall require J.P. Morgan to make any selection or to engage in any monitoring on behalf of the Customer that would entail consideration of Country Risk.

(e)	J.P. Morgan shall provide to the Customer such information relating to Country Risk as is specified in Schedule 1-A hereto. The Customer hereby acknowledges that: (i) such information is solely designed to inform the Customer of market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets; and (ii) J.P. Morgan has gathered the information from sources it considers reliable, but that J.P. Morgan shall have no responsibility for inaccuracies or incomplete information.

2.11	Compliance with SEC rule 17f-7 (“rule 17f-7”).

(a)	J.P. Morgan shall, for consideration by the Customer, provide an analysis in accordance with maintaining the Customer’s foreign Financial Assets and cash with each Eligible Securities Depository used by J.P. Morgan as of the date hereof (or, in the case of an Eligible Securities Depository not used by J.P. Morgan as of the date hereof, prior to the initial placement of the Customer’s foreign Financial Assets and cash at such Depository) and at which any foreign Financial Assets and cash of the Customer are held or are expected to be held. The foregoing analysis will be provided to the Customer at J.P. Morgan’s Website. In connection with the foregoing, the Customer shall notify J.P. Morgan of any Eligible Securities Depositories at which it does not choose to have its foreign Financial Assets and cash held. J.P. Morgan shall monitor the custody risks associated with maintaining the Customer’s foreign Financial Assets and cash at each such Eligible Securities Depository on a continuing basis and shall promptly notify the Customer or its adviser of any material changes in such risks.

(b)	J.P. Morgan shall exercise reasonable care, prudence and diligence in performing the requirements set forth in Section 2.11(a) above.

(c)	Based on the information available to it in the exercise of diligence, J.P. Morgan shall determine the eligibility under rule 17f-7 of each depository before including it on Schedule 1-B hereto and shall promptly advise the Customer if any Eligible Securities Depository ceases to be eligible. (Eligible Securities Depositories used by J.P. Morgan as of the date hereof are set forth in Schedule 1-B hereto, and as the same may be amended on notice to the Customer from time to time.)

3.	INSTRUCTIONS

J.P. Morgan will act upon all Instructions received from Customer with respect to the Financial Assets and cash for the Accounts in accordance with Article 3 of the DCA and this Rider.

4.	FEES, EXPENSES AND OTHER AMOUNTS OWING TO J.P. MORGAN

4.1	Fees and Expenses.

Customer will pay J.P. Morgan for its services under this Rider such fees as may be agreed upon in writing from time to time, together with J.P. Morgan’s reasonable out-of-pocket or incidental expenses, including, but not limited to, reasonable and documented legal fees and tax or related fees incidental to processing charged directly or indirectly by governmental authorities, issuers, or their agents. J.P. Morgan will invoice the Customer for amounts owing to it. Invoices will be payable within thirty (30) days of the date of the invoice. If the Customer disputes an invoice, it shall nevertheless pay on or before the date that payment is due such portion of the invoice as is not subject to a bona fide dispute. J.P. Morgan may deduct amounts invoiced from the Cash Account except to the extent that the Customer has objected to the invoice within thirty (30) days of the date of the invoice (or such other period as the parties may agree in writing). Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as J.P. Morgan customarily charges for similar overdue amounts.

4.2	Overdrafts.

If a debit to the Cash Account results (or will result) in a debit balance, then J.P. Morgan may, in its discretion, (i) advance an amount equal to the overdraft, (ii) refuse to settle in whole or in part the transaction causing such debit balance, or (iii) if any such transaction is posted to the Securities Account, reverse any such posting. If J.P. Morgan elects to make such an advance, the advance will be deemed a loan to Customer, payable on demand, bearing interest at the applicable rate charged by J.P. Morgan from time to time, for such overdrafts, from the date of such advance to the date of payment (both after as well as before judgment) and otherwise on the terms on which J.P. Morgan makes similar overdrafts available from time to time. No prior action or course of dealing on J.P. Morgan’s part with respect to the settlement of transactions on Customer’s behalf will be asserted by Customer against J.P. Morgan for J.P. Morgan’s refusal to make advances to the Cash Account or to settle any transaction for which Customer does not have sufficient available funds in the Account. Customer shall be deemed to be in default with respect to any such advance upon the occurrence of any event of the type specified in section 365(e)(1) of the U.S. Bankruptcy Code, as amended from time to time.

5.	SUBCUSTODIANS

5.1	Appointment of Subcustodians.

(a)	J.P. Morgan is authorized under this Rider to act through and hold Customer’s Financial Assets with Subcustodians. J.P. Morgan will use reasonable care in the selection, monitoring and continued appointment of such Subcustodians. In addition, J.P. Morgan and each Subcustodian may deposit Financial Assets with, and hold Financial Assets in any Securities Depository on such terms as such Securities Depository customarily operates and Customer will provide J.P. Morgan with such documentation or acknowledgements that J.P. Morgan may require to hold the Financial Assets in such Securities Depository.

(b)	Any agreement J.P. Morgan enters into with a Subcustodian for holding J.P. Morgan’s customers’ assets will provide that such assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors except a claim for payment for their safe custody or administration, and, in the case of cash deposits, except for liens or rights in favor of creditors of Subcustodian arising under bankruptcy, insolvency or similar law, and that the beneficial ownership thereof will be freely transferable without the payment of money or value other than for safe custody or administration. J.P. Morgan shall be responsible for all claims for payment of fees for safe custody or administration so that no Subcustodian exercises any claim for such payment against Customer’s assets. Where a Subcustodian deposits Securities with a Securities Depository, J.P. Morgan will cause the Subcustodian to identify on its records that the Securities deposited by the Subcustodian at such Securities Depository belong to J.P. Morgan as agent, such that it is readily apparent that the Financial Assets do not belong to J.P. Morgan or the Subcustodian. The foregoing will not apply to the extent of any special agreement or arrangement made by Customer with any particular Subcustodian.

5.2	Liability for Subcustodians.

(a)	Subject to the limitations of liability of J.P. Morgan set forth in paragraph (b) of Section 7.1 of the DCA, J.P. Morgan will be liable for direct losses incurred by Customer that result from:

(i)	the failure by a Subcustodian to use reasonable care in the provision of custodial services by it in accordance with the standards prevailing in the relevant market or from the negligence, fraud or willful default of such Subcustodian in the provision of custodial services by it; or

(ii)	the insolvency of any Affiliated Subcustodian.

(b)	Subject to paragraph (a) of Section 5.1 of this Rider and J.P. Morgan’s duty to use reasonable care in the monitoring of a Subcustodian’s financial condition as reflected in its published financial statements and other publicly available financial information concerning it customarily reviewed by J.P. Morgan in its oversight process, J.P. Morgan will not be responsible for any losses (whether direct or indirect) incurred by the Customer that result from the insolvency of any Subcustodian which is not a branch or an Affiliated Subcustodian.

(c)	J.P. Morgan reserves the right to add, replace or remove Subcustodians. J.P. Morgan will give prompt notice of any such action, which will be advance notice if practicable. Upon request by Customer, J.P. Morgan will identify the name, address and principal place of business of any Subcustodian and the name and address of the governmental agency or other regulatory authority that supervises or regulates such Subcustodian.

5.3	Liability for Securities Depositories

J.P. Morgan is not responsible for the selection or monitoring of any Securities Depository and will not be liable for any act or omission by (or the insolvency of) any Securities Depository. In the event Customer incurs a loss due to the negligence, willful misconduct or insolvency of a Securities Depository, J.P. Morgan will make reasonable efforts, in its discretion, to seek recovery from the Securities Depository, but J.P. Morgan will not be obligated to institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action.

6.	WHEN J.P. MORGAN IS LIABLE TO CUSTOMER

J.P. Morgan shall be entitled to all the protective provisions of Article 7 of the DCA in the performance of its duties and obligations under this Rider. Subcustodians shall be entitled to indemnification under paragraph (c) of Section 7.1 of the DCA as J.P. Morgan Indemnitees. Nevertheless, Customer shall not be obligated to indemnify any Subcustodian under Section 7.1(c) of the DCA as J.P. Morgan’s agent with respect to any Liability for which J.P. Morgan is liable under Section 5.2 of this Rider. Customer shall have no liability whatsoever for any consequential, special, indirect or speculative loss or damages (including, but not limited to, lost profits) suffered by Bank or Subcustodian in connection with the transactions and services contemplated hereby and the relationship established hereby even if Customer has been advised as to the possibility of the same and regardless of the form of action.

7.	ADDITIONAL TAX OBLIGATIONS

Customer will provide to J.P. Morgan such certifications, documentation and information as it may require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not misleading in any way and contains all material information. Customer undertakes to notify J.P. Morgan immediately if any information requires updating or correcting.

8.	MISCELLANEOUS

8.1	Information Concerning Deposits at J.P. Morgan’s London Branch.

Under U.S federal law, deposit accounts that Customer maintains in J.P. Morgan’s foreign branches (outside of the U.S.) are not insured by the Federal Deposit Insurance Corporation. In the event of J.P. Morgan’s liquidation, foreign branch deposits have a lesser preference than U.S. deposits, and such foreign deposits are subject to cross-border risks.

8.2	Severability and Waiver.

(a)	If one or more provisions of this Rider are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)	Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Rider operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Rider, or waiver of any breach or default, is effective unless in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections and remedies under this Rider shall survive its termination.

8.3	Sections Incorporated by Reference.

For the avoidance of doubt, the entire Article 10 of the DCA is incorporated by reference into this Rider. All references to “Agreement” therein shall be read to include this Rider.

8.4	Termination.

(a)	Customer may terminate this Rider on sixty (60) days’ written notice to J.P. Morgan. J.P. Morgan may terminate this Rider on one hundred and eighty (180) days’ written notice to Customer.

(b)	Notwithstanding Section 8.4(a):

(i)	Either party may terminate this Rider immediately on written notice to the other party in the event that a material breach of this Rider by the other party has not been cured within thirty (30) days of that party being given written notice of the material breach;

(ii)	Either party may terminate this Rider immediately on written notice to the other party upon the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure; and

(iii)	J.P. Morgan may terminate this Rider on sixty (60) days’ written notice to Customer in the event that J.P. Morgan reasonably determines that Customer has ceased to satisfy J.P. Morgan’s customary credit requirements.

(c)	This Rider shall automatically terminate with the termination of the DCA. Article 9 of the DCA, to the extent applicable, shall apply to any such termination of this Rider.

JPM MMAC HOLDINGS LTD	JPMORGAN CHASE BANK, N.A.

By:	By:
Name:	Name:
Title:	Title:
Date	Date

SCHEDULE 1

Subcustodian Locations

UP TO DATE LIST TO BE INSERTED AT TIME OF SIGNING

SCHEDULE 2

Worldwide Securities Services Custody Restricted Markets

UP TO DATE LIST TO BE INSERTED AT TIME OF SIGNING